Exhibit 10.1

Mark S. Demilio

104 Sagewood Court

Sparks, MD 21152

May 1, 2008

Dr. Rene Lerer, President and Chief Executive Officer

Magellan Health Services, Inc.

55 Nod Road

Avon, CT 06001

Re. Amendment to Employment Agreement

Dear Rene:

This letter shall serve as an amendment to my Employment Agreement with Magellan Health Services, Inc. (the “Company”) dated January 5, 2004 (the “Agreement”) in connection with my planned resignation.  Rene, as we discussed, I have thoroughly enjoyed our professional and personal relationship and I am grateful and appreciative of the opportunities afforded me by the Company.  I therefore want to ensure that my resignation is as least disruptive to the Company and to you as possible.  Accordingly, I agree that I will remain employed with the Company and continue to diligently perform all of the duties of CFO and devote my full time and attention to such duties as specified in the Agreement for such period as reasonably necessary for the Company to find and hire my replacement and to continue for a reasonable time thereafter, at the option of the Company, in order to provide for a smooth transition to such replacement.  The Company agrees to use its best efforts to hire a replacement CFO as soon as possible.

In exchange for such agreement, the Company agrees that, in addition to the items specified in section 6(a) of the Agreement, and notwithstanding anything to the contrary in section 6(a) or elsewhere in the Agreement, I shall be entitled to the following upon expiration of my employment pursuant to this amendment:

1.               A pro-rata bonus for 2008 (based on the number of days employed in 2008 divided by 366) payable in accordance with and subject to the terms of the 2008 STIP Plan (other than with respect to continued employment requirements) and such bonus shall be equal to the amount of funding of the Funding Pool attributable to the CFO as described in the 2008 STIP.  I understand and agree that such payment will be made at the same time as payments, if any, to other eligible employees under the 2008 STIP Plan (contemplated to be March 2009).

2.               Acceleration of vesting of currently outstanding equity awards that otherwise would have vested in the first quarter of 2009 in the event I had continued my employment so that such equity shall vest as of the last day of my employment; and my vested equity awards will remain exercisable for the period specified in section 6(a) of the Agreement, provided that I agree I will not be able to exercise any option nor receive any restricted stock under any award for which there is a performance hurdle until such hurdle is satisfied and provided further that if such hurdle is not met by March 31, 2010 such award shall be forfeited.  Notwithstanding the provisions of clause (ii) of section 6(a) of the Agreement, for any option that is vested for which the performance hurdle has not yet been met, I shall have until the 90th day after such hurdle is satisfied to exercise such option.

The Company also agrees that I can retain the laptop computers and home office equipment after my employment provided that the Company will re-image to remove all confidential information and applications other than a Windows Operating System and Microsoft Office.  I also agree to make myself available with reasonable prior notice for consultation by telephone to answer questions for one year following my resignation.

All other provisions of the Agreement not in conflict with this letter agreement, including without limitation the provisions of Section 8 of the Agreement, shall remain in full force and effect.  Please sign below to evidence the Company’s agreement (including the agreement of the Compensation Committee) to this amendment.

Thanks Rene and I look forward to helping you and the Company through the transition to a new CFO.

Very truly yours,

/s/ Mark S. Demilio
Mark S. Demilio

ACCEPTED and AGREED,

Magellan Health Services, Inc.

By:	/s/ Rene Lerer
Rene Lerer, CEO